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                                                                    Exhibit 23.4


                          [Letterhead of R.W. Beck]




November 6, 2000


PPL Montana, LLC
303 North Broadway
Suite 400
Billings, Montana 59101


Ladies and Gentlemen:

SUBJECT:  PPL MONTANA, LLC
          $338,000,000 8.903% PASS THROUGH CERTIFICATES DUE 2020

Ladies and Gentlemen:

This letter is furnished relating to the exchange of $338,000,000 of 8.903% Pass Through Certificates due 2020 (the "Old Certificates"), representing interests in a pass through trust formed in connection with lease transactions entered into by PPL Montana, LLC, for $338,000,000 of 8.903% Pass Through Certificates due 2020 (the "New Certificates"), as more fully described in the Registration Statement on Form S-4 filed by PPL Montana, LLC dated on or about November 10, 2000 (the "Registration Statement"), and prepared in connection with the issuance of the New Certificates.

R. W. Beck, Inc. ("Beck") was retained by Chase Securities Inc. to act as the Independent Engineer in connection with the issuance of the Initial Certificates and it prepared a redacted version of its Independent Engineer's Report dated July 13, 2000 (the "Report") which is included as Appendix A to the Registration Statement. Concurrence is given to the inclusion of the Report in the Registration Statement and to the references to Beck in the Registration Statement under the captions "Prospectus Summary - Independent Engineer's Report" and "Independent Consultants". Changed conditions occurring or becoming known after July 13, 2000 could affect the information presented in the Report to the extent of such changes.



Very truly yours,

R.W. BECK, INC.

/s/Kenneth V. Marino
Kenneth V. Marino
Principal

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